Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 for United States 12 Month Natural Gas Fund, LP (333-185961) of our report dated March 26, 2015 relating to the statements of financial condition for the years ended December 31, 2014 and 2013, including the schedules of investments as of December 31, 2014 and 2013 and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2014, 2013 and 2012 of United States 12 Month Natural Gas Fund, LP included in the Form 10-K of United States 12 Month Natural Gas Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
April 7, 2015